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                                                                   EXHIBIT 10.18

                                                                Redacted Version

                                LICENSE AGREEMENT
                                -----------------

     This Agreement is by and between ProCyte Corporation, having an address at 8511-154th Avenue N.E., Redmond, Washington 98052 (hereinafter referred to as "PROCYTE") and Neutrogena Corporation, having an address at 5760 West 96th Street, Los Angeles, California 90045-5544 (hereinafter referred to as "NEUTROGENA").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, PROCYTE has developed and is the owner of patents, patent applications and know-how relating to certain Metal-Peptide Compositions (as hereinafter defined) and their use for skin care and/or the treatment of skin disorders;

     WHEREAS, NEUTROGENA wishes to acquire a license under such patents and patent applications from PROCYTE and the right to use such know-how from PROCYTE and PROCYTE is willing to grant such license and rights to NEUTROGENA under the terms and conditions of this Agreement; and

     WHEREAS, NEUTROGENA wishes to have PROCYTE supply NEUTROGENA and its sublicensees with Metal-Peptide Compositions and PROCYTE is willing to supply such Metal-Peptide Compositions under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:

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"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.
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                            ARTICLE 1 - DEFINITIONS
                            -----------------------

     As used in this Agreement, the following terms, when used with initial capital letters, shall have the following meanings, the singular shall include the plural and vice-versa:

     1.1 Affiliate shall mean any entity that directly or indirectly controls, is controlled by or is under common control with a party to this Agreement, and for such purpose "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract or otherwise. The direct of indirect ownership of at least thirty percent (30%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or an interest in the assets, profits or earnings of a business entity shall be deemed to constitute control of the business entity.

     1.2 Effective Date of this Agreement shall mean the later of the two dates appearing below the parties' signature lines at the end of this Agreement.

     1.3 FDA shall mean the United States Food and Drug Administration and successor bodies or corresponding foreign administrative bodies.

     1.4 Field shall mean the use of a Metal-Peptide Composition for the purpose of human cosmetic skin care [ * ].

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     1.5  Fiscal Quarter shall mean each of the periods of time between January and March; April and June; July and September; and October and December.

     1.6 Fiscal Year shall mean the period of time commencing on the Monday following the Sunday closest to the end of the calendar month of December and terminating on the Sunday closest to the end of the immediately succeeding December in accordance with the Johnson & Johnson fiscal year used in its regular course of business.

     1.7 Licensed Product shall mean any finished product in final packaged form containing a Metal-Peptide Composition for use in the Field which either (i) employs or is made through the use of PROCYTE Know-How or (ii) would infringe a Valid Claim of any PROCYTE Patent Rights but for the licenses granted herein. For clarification, Licensed Product shall not include a finished product in final packaged form containing a Metal-Peptide Composition for use in the Field sold by an Affiliate of NEUTROGENA which (i) does not employ or is not made through the use of PROCYTE Know-How (i.e., such Affiliate did not acquire any PROCYTE Know-How from NEUTROGENA, a sublicensee under this Agreement or any other PROCYTE licensee) or (ii) would not infringe a Valid Claim of any PROCYTE Patent Rights but for the licenses granted herein.

     1.8  Mass Retail Market shall mean [ * ]

     1.9 Metal-Peptide Composition shall mean a compound containing copper and a peptide, including but without limitation Glycyl-L-histidyl-L-lysine: copper(II) and L-alanyl-L-histidyl-L-lysine: copper(II).

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     1.10 National Launch shall mean the time when the Licensed Product is available for sale by a domestic sales force and notification in writing to commence the selling effort has been made by management to the sales force.

     1.11 NDA shall mean a New Drug Application or any other application or procedure required to seek approval from the FDA to allow NEUTROGENA or its sublicensees to market and/or sell Licensed Product in the United States or other countries.

     1.12 Net Sales shall mean the gross amount invoiced by NEUTROGENA, its Affiliates, and its sublicensees for the sale or other disposition of Licensed Product to independent third parties less the following amounts: (i) discounts, including cash discounts or rebates actually allowed or granted; (ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return; (iii) separately itemized freight charges paid for delivery; and (iv) taxes or other governmental charges levied on or measured by the invoiced amount, whether absorbed by the billing party or the billed party and separately stated on the invoice.

     In the event that Licensed Product is sold in the form of a combination package or kit containing one or more other stand alone products that are separately vialed or packaged and are sold separately("Combination Product"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately by NEUTROGENA, its Affiliates, or its sublicensees, and B is the total invoice price of the one or more other products in the Combination Product, if sold separately by NEUTROGENA, its

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Affiliates or its sublicensees, such invoice prices and Net Sales calculations being on a country-by-country basis.

     If, on a country-by-country basis, one or more of the other products in the Combination Product are not sold separately in said country by NEUTROGENA, its Affiliates, or its sublicensees, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of the Licensed Product sold separately by NEUTROGENA, its Affiliates, or its sublicensees, and C is the invoice price of the Combination Product sold by NEUTROGENA, its Affiliates, or its sublicensees; provided that the maximum value of such fraction shall be one.

     If, on a country-by-country basis, the Licensed Product is not sold separately in said country by NEUTROGENA, its Affiliates, or its sublicensees, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction X/Y, where X shall be NEUTROGENA's, its Affiliate's, or its sublicensees' fully allocated cost of the Licensed Product and Y shall be NEUTROGENA's, its Affiliate's, or its sublicensees' fully allocated cost of the Combination Product.

     Any Licensed Product sold or otherwise disposed of in other than an arm's length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market value in such country of sale or disposition.

     1.13 Patented Neutrogena Product shall mean a Patented Product sold by NEUTROGENA or its Affiliate.

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     1.14 Patented Product shall mean any Licensed Product, the making, using or selling of which in a country would infringe a Valid Claim of a patent within the PROCYTE Patent Rights in that country but for the licenses granted herein.

     1.15 Patented Sublicensee Product shall mean a Patented Product sold by a sublicensee of NEUTROGENA that is not an Affiliate of NEUTROGENA.

     1.16 Pharmaceutical Product shall mean [ * ]

     1.17 PROCYTE Know-How shall mean all information, trade secrets, data, inventions and know-how in the Field which is owned or controlled by or licensed to PROCYTE at any time, prior to or during the term of this Agreement, including, without limitation, processes, techniques, methods, reports, protocols, improvements, products, apparatuses and other materials and compositions which are related to the Field; provided, however, that PROCYTE Know-How shall not include anything (i) related to the formulation of products of PROCTYE, its Affiliates, or its sublicensees containing Metal-Peptide Compositions and (ii) that is not as of the Effective Date owned or controlled by or licensed to PROCYTE unless (a) PROCYTE has the right to license or sublicense it at the time of acquisition and (b) NEUTROGENA promptly pays PROCYTE and agrees to pay PROCYTE in the future (i) its pro-rata share of any amounts PROCYTE has paid or is obligated to pay a third party for the acquisition or license of such information, trade secrets, data, inventions or know-how in the Field and (ii) any amounts PROCYTE has paid or is obligated to pay a third party with respect to the use of such information, trade secrets, data, inventions or know-how in the Field by NEUTROGENA or its sublicensees (e.g. royalties or other payments

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tied to sales or introduction of Licensed Products). If NEUTROGENA does not pay and does not agree to pay in the future such amounts, then such information, trade secrets, data, invention or know-how shall not be considered part of PROCYTE Know-How. PROCYTE Know-How does not include rights under any patents or patent applications.

     1.18 PROCYTE Patent Rights shall mean (a) all the patents and patent applications in the Field which are owned or controlled by or licensed to PROCYTE, prior to or during the term of this Agreement, a listing of those presently known is identified in Schedule A, which is attached hereto and made a part of this Agreement and which shall promptly be updated by PROCYTE, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, re-examinations, extensions, patents of additions and patents of importation thereof; provided, however, that PROCYTE Patent Rights shall not include any patents or patent applications that are not as of the Effective Date owned or controlled by or licensed to PROCYTE unless (a) PROCYTE has the right to license or sublicense it at the time of acquisition and (b) NEUTROGENA promptly pays PROCYTE and agrees to pay PROCYTE in the future (i) its pro-rata share of any amounts PROCYTE has paid or is obligated to pay a third party for the acquisition or license of such patents or patent applications in the Field and (ii) any amounts PROCYTE has paid or is obligated to pay a third party with respect to the use of such patents or patent applications in the Field by NEUTROGENA or its sublicensees (e.g. royalties or other payments tied to sales or introduction of Licensed Products). If NEUTROGENA does not pay and does not agree to pay in the future such amounts, then such patent and

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patent applications shall not be considered part of PROCYTE Patent Rights and, consequently, will not be added to Schedule A.

     1.19 PROCYTE Rights shall mean the PROCYTE Patent Rights and the PROCYTE Know-How.

     1.20 Professional Product shall mean [ * ]

     1.21 Supply Agreement shall mean the agreement between NEUTROGENA and PROCYTE that contemplates the terms set forth in Schedule D to this Agreement and such other terms as the parties may mutually agree upon, and that shall be executed by the parties by [ * ].

     1.22 Territory shall mean the world.

     1.23 U.S. shall mean the United States of America (including Puerto Rico) and its territories and possessions.

     1.24 Valid Claim shall mean a claim in any unexpired, issued patent within the PROCYTE Patent Rights which has not been held invalid or unenforceable by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer or dedication to the public.

                          ARTICLE 2 - GRANT OF RIGHTS
                          ---------------------------

     2.1  Subject to the terms of this Agreement, including Sections 2.5,
2.6 and 4.5, PROCYTE hereby grants to NEUTROGENA an exclusive license, with the unrestricted right to grant sublicenses, under PROCYTE Rights to make, have made, use, sell

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and have sold Licensed Products [ * ] solely in the Mass Retail Market in the
Field within the Territory.

     2.2 Subject to the terms of this Agreement, including Sections 2.3, 2.5 and 2.6, PROCYTE hereby grants to NEUTROGENA a non-exclusive license, without the right to grant sublicenses (except as provided in Section 2.4 and for the manufacturing Licensed Products by third parties for its needs), under PROCYTE Rights to make, have made, use, sell and have sold Licensed Products, including Professional Products and Pharmaceutical Products, outside the Mass Retail Market in the Field within the Territory, including Pharmaceutical Products in the Mass Retail Market.

     2.3 Notwithstanding the provisions of Section 2.2, NEUTROGENA shall not have the right or license to make, have made, use, sell or have sold any Licensed Products [ * ].

     2.4 NEUTROGENA may sublicense its rights under Section 2.2 to its Affiliates so long as they remain Affiliates of NEUTROGENA. NEUTROGENA shall provide PROCYTE with notice of the identity of any sublicensee (whether under the preceding sentence or under Section 2.1) and the term, territory and scope of said sublicensee's sublicense. Any sublicense by NEUTROGENA shall be subject to the terms and conditions of this Agreement. [ * ].

     2.5 Notwithstanding the provisions of Sections 2.1 and 2.2, NEUTROGENA shall not have the right or license under PROCYTE Rights to make or have made Metal-Peptide Compositions for use in a Licensed Product during the term of this Agreement except as set forth in Schedule D to this Agreement or the subsequent Supply Agreement or with the written permission of PROCYTE.

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     2.6  Notwithstanding the foregoing, NEUTROGENA and PROCYTE, including their respective sublicensees, agree not to introduce and sell a Licensed Product
[ * ].

     2.7 Notwithstanding the foregoing, NEUTROGENA and PROCYTE, including their respective sublicensees, [ * ].

     2.8 NEUTROGENA shall not, and shall require that its Affiliates (who receive Licensed Product, directly or indirectly, from NEUTROGENA or its licensees) and sublicensees not, market, sell or use Licensed Products [ * ]. NEUTROGENA shall not, and shall require its Affiliates (who receive Licensed Product, directly or indirectly, from NEUTROGENA or its licensees) and sublicensees not to, sell or transfer any Licensed Product to a party that NEUTROGENA or sublicensee knows or has reason to know may, or intends to, directly or indirectly, sell, transfer, use or market the Licensed Product[ * ].

     2.9 Except as set forth in Section 4.5, PROCYTE shall not, and shall require that its sublicensees not, market, sell or use Licensed Products in the Field in the Mass Retail Market. Except as set forth in Section 4.5, PROCYTE shall not, and shall require its sublicensees not, sell or transfer any Licensed Product to a party that PROCYTE or sublicensee knows or has reason to know may, or intends to, directly or indirectly, sell, transfer, use or market the Licensed Product in the Field in the Mass Retail Market.

     2.10 PROCYTE hereby grants NEUTROGENA an option to use hereunder in Licensed Products, despite Section 2.6, its formulation and all its know-how related thereto for [ * ].

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                             ARTICLE 3 - PAYMENTS
                             --------------------

     3.1 NEUTROGENA shall make lump sum payments in U.S. Dollars to PROCYTE as follows:

     [ * ].

                             ARTICLE 4 - ROYALTIES
                             ---------------------

     4.1 (a) NEUTROGENA shall pay to PROCYTE a running royalty based on Net Sales of a Patented Neutrogena Product sold in the Territory as follows: [ * ].

     (b) NEUTROGENA shall pay to PROCYTE a running royalty based on Net Sales of a Patented Sublicensee Product sold in the Territory as follows: [ * ].

     4.2 (a) NEUTROGENA shall pay to PROCYTE a running royalty of [ * ] of Net Sales of a Pharmaceutical Product sold in the Territory. This running royalty shall be [ * ] of Net Sales of a Pharmaceutical Product that is not, or that ceases to be, a Patented Product; provided, however, that the obligation to pay such [ * ] royalty under this Section 4.2(a) shall terminate after [ * ] from the first National Launch of a Licensed Product in such country of sale. For example, [ * ].

     (b) NEUTROGENA shall pay to PROCYTE a running royalty [ * ] of Net Sales of a Professional Product sold in the Territory. This running royalty shall [ * ] of Net Sales of a Professional Product that is not, or that ceases to be, a Patented Product; provided, however, that the obligation to pay such [ * ] royalty

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under this Section 4.2(b) shall terminate after [ * ] from the first National
Launch of a Licensed Product in such country of sale. For example, [ * ].

     4.3 NEUTROGENA shall pay to PROCYTE a running royalty of [ * ] Net Sales of a Licensed Product sold in the Territory that (i) is not, or that ceases to be, a Patented Product and (ii) is not a Professional Product or Pharmaceutical Product in the country of sale; provided, however, that the obligation to pay a royalty under this Section 4.3 shall terminate after [ ] from the first National Launch of a Licensed Product in such country of sale. For example, [ * ]

     4.4 No running royalties due under this Article shall be payable on sales transactions as between NEUTROGENA, its Affiliates, and any sublicensee, the final vendee sale to a third party alone being used for the purposes of determining the running royalty payments due hereunder. A maximum of only one running royalty payment shall be payable on the sale of each Licensed Product and such running royalty will be provided in accordance with either Section 4.1,
4.2 or 4.3 thereof but not more than one; provided, however, that the section with the highest royalty will be used in the event that more than one section applies.

     4.5 Net Sales of Licensed Product in any country where such Licensed Product is not a Patented Product or where there is no obligation to pay a running royalty under Section 4.2 or 4.3 shall incur no running royalties. [ * ].

     4.6 [ * ] minimum royalties shall be due and payable by NEUTROGENA for the sale of all Licensed Products (including sales

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of Licensed Products by NEUTROGENA and its sublicensees) with the following schedule:


Fiscal Year                       Minimum Royalty
-----------                       ---------------

[ * ]


     Furthermore, if NEUTROGENA is not able to launch or continue to sell any Licensed Product due to (i) a substantiated safety issue or governmental action associated directly with the Metal-Peptide Composition or (ii) PROCYTE'S failure to supply Metal Peptide Compositions as set forth in the Supply Agreement, NEUTROGENA will so notify PROCYTE in writing and any payments of minimum royalties pursuant to this Section 4.6 during the period during which such substantiated safety issues, supply failure, or government action continues, despite the reasonable efforts of NEUTROGENA, shall cease. Issues concerning safety include, but are not limited to, unacceptable chronic inflammation, chronic irritation, photo-toxicity, or any systemic side effects that are clinically significant and are associated directly with the Metal-Peptide Composition. Governmental actions include, but are not limited to, notification by the U.S. Food and Drug Administration (FDA) claims that there are insufficient safety of efficacy data to justify the marketing of products containing the Metal-Peptide Composition. NEUTROGENA agrees to provide a copy of written documents relating to such governmental actions, if possible. If such issues have not been resolved [ * ] of notification by NEUTROGENA, the parties shall meet to discuss such issues and efforts to resolve them. If such issues have not been resolved [ * ] of notification by NEUTROGENA, then NEUTROGENA shall either resume paying minimum royalties under this Section 4.6 or terminate this Agreement pursuant to Section 10.3.

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     4.7  All running royalties shall be calculated and payable on a Fiscal
Quarter basis and running royalties shall be paid within [ * ] following the end of such Fiscal Quarter. Each such payment shall be accompanied by a written report indicating the amount of Net Sales during such Fiscal Quarter by Licensed Product (including by quantity of Licensed Product), by country and by party (i.e., NEUTROGENA, its Affiliates, and its sublicensees) and a calculation of the royalties due. In the event that the running royalties, as calculated in accordance with Sections 4.1, 4.2 and 4.3, for a Fiscal Year in which a minimum royalty applies are less than the applicable minimum royalty for such Fiscal Year, NEUTROGENA shall pay to PROCYTE, together with its payment of running royalties in accordance with Sections 4.1, 4.2 and 4.3 for the reporting period ending with the close of the Fiscal Year, the shortfall between the minimum royalty and the running royalty.

     4.8 NEUTROGENA shall keep and require its Affiliates and sublicensees to keep complete and accurate records of the sale or other disposition of Licensed Products. PROCYTE shall have the right, at its own expense, for the period during which a running royalty is due to PROCYTE and for [ * ] thereafter, to have an independent certified public accountant, to whom NEUTROGENA has no reasonable objection, examine the relevant books and records of account of NEUTROGENA and its Affiliates and its sublicensees selling Licensed Products during reasonable business hours and no more than once during each Fiscal Year, to determine whether appropriate payment has been made by NEUTROGENA hereunder, provided, however, that if such examination reveals a [ * ] or greater discrepancy between the amount owing and the actual amount paid by NEUTROGENA to PROCYTE, then NEUTROGENA shall be responsible for the costs associated with such examination. The

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accountant shall disclose to PROCYTE only information relating to the accuracy of the royalty report and the royalty payments made according to this Agreement. The information received by the accountant shall be held confidential except for information necessary for disclosure to PROCYTE to establish the accuracy of the royalty reports.

     4.9 The remittance of royalties payable on sales outside the U.S. will be payable to PROCYTE in U.S. Dollars according to the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York edition, for the last day of the Fiscal Quarter for which the royalty payment is made. NEUTROGENA shall make all payments to PROCYTE under this Agreement in full, without deduction or withholding on account of taxes withheld or deducted from any payment made by a sublicensee to NEUTROGENA.

     4.10 NEUTROGENA acknowledges that PROCYTE's assistance in the initial Field and a supply of Metal-Peptide Compositions may be of substantial value and that the PROCYTE Know-How may constitute valuable and substantial trade secrets of PROCYTE. The parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, the payments to PROCYTE set forth in this Agreement, including the structure and term of royalty payments, are an appropriate and mutually convenient way of compensating PROCYTE.

                ARTICLE 5- SUPPLY OF METAL-PEPTIDE COMPOSITIONS
                -----------------------------------------------

     5.1 PROCYTE agrees to supply NEUTROGENA and its sublicensees with Metal-Peptide Compositions, and NEUTROGENA agrees to purchase from PROCYTE the Metal-Peptide Compositions on the terms set forth in the Supply Agreement.

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                   ARTICLE 6 - CONFIDENTIALITY AND PUBLICITY
                   -----------------------------------------

     6.1 All information disclosed by one party to the other(s) or developed by the parties pursuant to the terms of this Agreement shall be maintained confidential and used only for the purposes of this Agreement in accordance with this Article 6. Each party may also disclose the other's information to an Affiliate, agent or consultant, who is under an obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article
6. The term of maintaining confidentiality of all such information and the limitations on use shall be for a period of [ * ] after the date of termination of this Agreement. Each party shall guard such information as it normally guards any of its confidential, proprietary information. Notwithstanding the foregoing, each party shall be relieved of the confidentiality and limited use obligations of this Agreement if:

          (a) the information was previously known to the receiving party from sources other than the disclosing party as evidenced by the prior written records of such party;

          (b) the information is or becomes generally available to the public through no fault of the receiving party; or

          (c) the information is acquired in good faith in the future by the receiving party from a third party not under an obligation of confidence to the disclosing party with respect to such information.

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     6.2  Notwithstanding the above obligations of confidentiality and non-use a party may:

          (a) disclose information to a regulatory agency that is necessary to obtain regulatory approval in a particular jurisdiction;

          (b) disclose information to a government agency if the disclosure is necessary to protect the health and safety of the party's workers or the public or as required by law;

          (c) disclose information reasonably required in connection with the development, manufacture, use, sale, external testing or marketing trials of products in accordance with the terms of this Agreement; or

          (d) disclose information by filing patent applications, the filing of which is contemplated by this Agreement, without violating the above secrecy provision.

In making such disclosures, the disclosing party shall obligate the recipient to secrecy, if possible.

     6.3 Except for the filing of a copy of this Agreement with the Securities & Exchange Commission to the extent required by law, the public announcement in the form set forth in Schedule C, and such other public announcements as may hereafter become required by law due to changes from the facts and circumstances in existence as of the Effective Date, no party hereunder shall disclose this Agreement or make any public announcement or filing concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided, however, that NEUTROGENA shall be free to disclose the

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existence of this Agreement and the nature of the licenses granted hereunder to its Affiliates and prospective sublicensees under a similar obligation of confidentiality as set forth in this Article 6 and PROCYTE shall be free to disclose the existence of this Agreement and its terms to its Affiliates, consultants, investment bankers and prospective licensees under a similar obligation of confidentiality as set forth in this Article 6, provided that PROCYTE does not disclose the economic terms of this Agreement (e.g., royalty rates, minimum royalties and lump sum payments) to such prospective licensees. In the event that pursuant to the foregoing PROCYTE shall file a copy of this Agreement with the Securities & Exchange Commission, it shall seek confidential treatment for all portions thereof requested by NEUTROGENA within [ * ]. following receipt of PROCYTE'S proposed SEC submission.

     6.4 With respect to information disclosed on or after the Effective Date between NEUTROGENA and PROCYTE under the provisions of this Agreement, the provisions of this Agreement shall govern and prevail. In the event of any conflict between this Agreement and the Confidentiality Agreement of November 19, 1998 between NEUTROGENA and PROCYTE, which is attached hereto as Schedule B, with respect to information disclosed on or after the Effective Date, the terms of this Agreement shall govern and prevail.

     6.5 The rights and obligations of this Article 6 shall survive termination of this Agreement.

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                ARTICLE 7 - PATENT PROSECUTION AND MAINTENANCE
                ----------------------------------------------

     7.1 PROCYTE shall, at its discretion, be responsible to prosecute or cause to prosecuted to allowance or final rejection in the United States and in foreign countries the patent applications included in PROCYTE Patent Rights. PROCYTE shall, at its discretion, be responsible to issue and maintain as a patent each such application prosecuted to allowance and maintain the issued patents included in PROCYTE Patent Rights. [ * ].

     7.2  Upon the request of NEUTROGENA, PROCYTE agrees to promptly provide
NEUTROGENA:

          (a)  Copies of all patent applications included in PROCYTE Patent
          Rights;

          (b) Copies of all existing prior art searches related to such patent applications and the subject matter of this Agreement; and

          (c) Access to all correspondence to and from the U. S. Patent and Trademark Office and foreign patent offices relating to such patent applications.

     7.3 NEUTROGENA shall have the right to consult with PROCYTE regarding the content of the patent applications included in PROCYTE Patent Rights, prior art searches and correspondence, and to comment thereon. PROCYTE shall consider all such comments offered by NEUTROGENA, it being agreed, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of PROCYTE.

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     7.4  PROCYTE shall promptly notify NEUTROGENA in the event PROCYTE decides at any time to abandon or discontinue prosecution of any one or more of the patent applications included in PROCYTE Patent Rights. Such notification will be given as early as possible which in no event will be less than [ * ] prior to the date on which said application(s) will become abandoned. [ * ], NEUTROGENA shall have the option, exercisable upon written notification to PROCYTE, to assume full responsibility, at its discretion, for the prosecution of the affected patent application(s), in which event such affected patent application(s) shall no longer be within the PROCYTE Patent Rights for the purpose of determining Patented Products.

     7.5 PROCYTE shall, at its discretion, be responsible for paying all official taxes, annuities and fees required to keep in force patents included in PROCYTE Patent Rights. In the event PROCYTE decides not to pay the maintenance fee due on any one or more of said patents, PROCYTE will give NEUTROGENA written notice of such decision at least [ * ] in advance of the payment date. [ * ], NEUTROGENA shall thereupon have the option to pay, at its discretion, the maintenance fees due on the affected patents, in which case the affected patent(s) at NEUTROGENA's option shall no longer be within the PROCYTE Patent Rights for the purpose of determining Patented Products.

     7.6 Should a priority or opposition contest develop in any Patent Office throughout the world relating to a patent or patent application within the PROCYTE Patent Rights for which PROCYTE does not want to maintain, then NEUTROGENA shall be given [ * ] notice in which to elect to continue maintaining such patent or patent applications at NEUTROGENA's own [ * ] If NEUTROGENA has elected to continue, NEUTROGENA shall bear the cost of such a

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                                       20
contest and shall have control of such contest. PROCYTE shall provide NEUTROGENA with all cooperation and available documents required by NEUTROGENA to prosecute such priority or opposition contest including cooperation of any licensor or consultants of PROCYTE, at NEUTROGENA's expense. PROCYTE shall have the right to participate in such contest, or designate its own counsel to so participate, at PROCYTE's own expense, throughout each step of such priority or opposition contest. If such patent or patent application issues as a patent, it shall no longer be within the PROCYTE Patent Rights for the purpose of determining Patented Products.

                ARTICLE 8 - COMPETING PRODUCTS AND INFRINGEMENT
                -----------------------------------------------

     8.1 If PROCYTE or NEUTROGENA become aware of substantial infringement of any issued patent included in PROCYTE Patent Rights by a third party selling a product in a country in the Field in the Mass Retail Market that is competitive with NEUTROGENA's Patented Products sold under the license granted pursuant to
Section 2.1 [ * ]. If, prior to the expiration of [ * ] from said notice, PROCYTE has not obtained a discontinuance of such infringement or brings suit in such country against the third party infringer, then, subject to the rights of any PROCYTE licensor, NEUTROGENA shall have the right to bring suit in such country against such infringer in the Field in the Mass Retail Market. Each party will cooperate with the other in any suit and will have the right to consult with the other and be represented by its own counsel at its own expense. All monies recovered by either party upon final judgment or settlement of any infringement suit shall be retained by the party bringing the suit. No settlement by a party bringing a suit shall diminish

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                                       21
the rights or interests of the other party without the other party's consent.

     8.2 In the event PROCYTE or NEUTROGENA learn that NEUTROGENA's making, using or selling of Licensed Product pursuant to Section 2.1 [ * ] infringes, will infringe or is alleged by a third party to infringe a third party patent with respect to the Metal-Peptide Composition, the party becoming aware of same shall promptly notify the other. PROCYTE and NEUTROGENA shall thereafter attempt to agree upon a course of action which may include: (a) modifying of the Licensed Product or its use and manufacture so as to be non-infringing; or
(b) obtaining a license or assignment from said third party.

     8.3 In the event PROCYTE or NEUTROGENA cannot agree on modifying the Licensed Product pursuant to Section 8.2, NEUTROGENA shall in the first instance have the right to negotiate with said third party for such license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment and/or royalties to be paid thereunder shall be paid by NEUTROGENA. [ * ] to be paid by NEUTROGENA and its sublicensees under such NEUTROGENA negotiated agreement with respect to such patent and sales of such Licensed Product in the country shall be credited against running royalties due PROCYTE hereunder with respect to sales of such Licensed Product in the country, but only to the extent of reducing running royalties due PROCYTE with respect to sales of such Licensed Product in such country by [ * ] in any Fiscal Quarter with the remainder being carried over to the next payment period. The minimum royalty applicable in accordance with Section 4.6 for a Fiscal Year shall be reduced by the amount credited against running royalties in such Fiscal Year.

     8.4 Under NEUTROGENA's license in Section 2.1 [ * ] to PROCYTE Know-How under PROCYTE Rights, NEUTROGENA shall enjoy the benefit of any PROCYTE contractual rights protecting the confidentiality and non-use of such PROCYTE Know-How including enforcement of confidentiality and/or non-disclosure agreements entered into between PROCYTE and any third parties and any injunctions or damages which may be due from such enforcement with respect to the Mass Retail Market in the Field.

         ARTICLE 9 - WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGEMENTS
         ------------------------------------------------------------

     9.1 PROCYTE expressly warrants and represents as of the Effective Date that it exclusively owns or controls by agreement or license all of the rights, title and interest in and to the PROCYTE Rights as defined herein and that it has the full right and authority to enter into this Agreement and to carry out the transactions contemplated herein. PROCYTE further represents and warrants as of the Effective Date that no academic institution, member of an academic institution, corporation, local, state or federal government, or any other third party holds any property rights in the PROCYTE Rights in the Mass Retail Market in the Field. Further, PROCYTE represents that the patent applications and patents of Schedule A are all existing PROCYTE Patent Rights in the Field, and PROCYTE agrees that it will promptly update such Schedule A from time-to-time. Further, PROCYTE warrants and represents, as of the Effective Date, that it knows of no facts that would render any of the PROCYTE Patent Rights invalid or unenforceable.

     9.2 PROCYTE expressly warrants and represents, as of the Effective Date, that it has no outstanding encumbrances or agreements, either written, oral, or implied, in connection with

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

the PROCYTE Rights in the Mass Retail Market in the Field, and that it has not granted and will not grant during the term of this Agreement or any renewal hereof, any similar rights, license, consent or privilege with respect to the rights granted pursuant to Section 2.1 [ * ].

     9.3 NEUTROGENA makes no representation or warranty that it will market Licensed Products in the Field under this Agreement. Furthermore, all business decisions including, without limitation, design, manufacture, sale, price and promotion of products covered under this Agreement, seeking of regulatory approval to market and selecting and conducting of clinical trials for supporting an NDA, and the decision whether to sell a particular Licensed Product shall be within the sole discretion of NEUTROGENA and/or its sublicensees.

     9.4 PROCYTE hereby acknowledges herein that NEUTROGENA and its Affiliates already sell a large variety of products and acknowledges that NEUTROGENA and its Affiliates may now or in the future develop or acquire cosmetic and pharmaceutical products which may serve a similar cosmetic/therapeutic function or compete with Licensed Products in the Field. Further, PROCYTE recognizes that NEUTROGENA and its Affiliates have been actively involved in research and development in the medical field and in the investigation of entries into the cosmetic/pharmaceutical field for various uses and that NEUTROGENA and its Affiliates intend to continue with such activities. These activities may result in products that would compete with Licensed Products in the Field. Should any such products be developed and/or marketed, they would not be subject to any royalties or other obligations to PROCYTE hereunder if not a Patented Product or Licensed Product that would infringe a Valid Claim of PROCYTE

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                                       24

Patent Rights or that employs or is made through the use of any PROCYTE Know-How. Moreover, PROCYTE realizes that some of the Licensed Products in the Field are presently in early stages of development, and accordingly it is uncertain whether or not any such Licensed Product(s) will be successfully developed and marketed by NEUTROGENA.

     9.5 PROCYTE hereby represents and acknowledges that NEUTROGENA is not obligated under this Agreement to continue development of or market Licensed Products in the Field and that the payments provided by NEUTROGENA to PROCYTE in
Article 3 and Article 4 are in complete satisfaction of any duty, express or implied, imposed upon NEUTROGENA to commercially exploit any of the rights and licenses granted hereunder, including without limitation, any obligation on the part of NEUTROGENA and/or its sublicensees to exercise any specific level of effort in developing and marketing Licensed Products(s) in the Field.

     9.6 PROCYTE and NEUTROGENA each expressly warrants and represents that, at the time of execution of this Agreement, it knows of no third party patents or pending applications that would materially affect NEUTROGENA's ability to sell Metal-Peptide Compositions in the Field nor PROCYTE's ability to obtain patent protection for currently pending patent applications included in PROCYTE Patent Rights.

     9.7 Each party expressly warrants and represents that it has no agreement nor any other obligation to any third party that would in any way interfere, hamper or limit its ability to carry out and fulfill its obligations under this Agreement.

     9.8 NEUTROGENA hereby represents and warrants as of the Effective Date that it has full right and authority to enter into this Agreement and to carry out the transactions contemplated herein.

     9.9 EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE SUPPLY AGREEMENT, PROCYTE MAKES NO OTHER WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROCYTE RIGHTS OR LICENSED PRODUCTS, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY, VALIDITY AND NON-INFRINGEMENT.

                       ARTICLE 10 - TERM AND TERMINATION
                       ---------------------------------

     10.1 This Agreement shall commence as of the Effective Date and shall remain in force unless otherwise terminated in accordance with any of the provisions herein, until the last to occur of the following events:

          (a) NEUTROGENA is no longer obligated to pay a royalty under Sections 4.1, 4.2 or 4.3, or

          (b) [ * ] after the Effective Date of this Agreement; provided, however, that upon the expiration of this Agreement under either Section 10.1(a) or Section 10.1(b), NEUTROGENA shall have a fully paid up, non-exclusive license to PROCYTE Know-How disclosed under this Agreement.

     10.2 Upon any breach of, or default under, any material provision of this Agreement by a party, the other party may terminate this Agreement in whole or in part by giving [ * ] written notice to the breaching party. Said notice shall become effective at the end of such period, unless during said period the breaching party shall cure such breach or default.

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                                       26

     10.3 NEUTROGENA shall have the right to terminate this entire Agreement upon [ * ] written notice to PROCYTE; provided, however, that NEUTROGENA shall not be obligated to make any payments pursuant to Article 3 that become due after such written notice is sent from NEUTROGENA to PROCYTE.

     10.4 PROCYTE or NEUTROGENA may terminate this Agreement should the other party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within [ * ] of filing, enter into a procedure of winding up to dissolution or should a trustee or receiver be appointed for its business assets or operations. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n)of Title 11, U.S. Code ("Bankruptcy Code") license rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that NEUTROGENA, as a licensee of such right, under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

     10.5 Upon termination of this Agreement, NEUTROGENA shall have the right to sell off over the next [ * ] any Licensed Product in its inventory provided NEUTROGENA pays to PROCYTE the running royalties calculated in accordance with
Article 4. The rights and obligations of this Section 10.5 shall survive termination of this Agreement.

     10.6 Upon termination of this Agreement, NEUTROGENA and its sublicensees shall cease using PROCYTE Rights and cease making,

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                                       27
using and selling Licensed Products, except as provided in Section 10.5. Because of the value of PROCYTE's assistance and know-how provided to NEUTROGENA, any sales of products containing a Metal-Peptide Composition in the Field in a country in the Territory by NEUTROGENA or its sublicensees following such termination shall be presumed to be royalty bearing hereunder and NEUTROGENA shall pay running royalties thereon to PROCYTE in accordance with Sections 4.2,4.3, 4.7, 4.8, and 4.9 until [ * ] whichever occurs first.

     10.7 Termination or expiration of this Agreement shall not relieve the parties of any obligation or liability accruing prior to such termination or expiration. Any accrued obligation or liability (including a pro rata portion of any minimum royalties due under Section 4.6 for the year of termination or expiration) and the provisions of Sections 6, 10.1, 10.5, and 10.6 and Article 11 and shall survive termination or expiration of this Agreement. Upon termination each party shall return all forms of Confidential Information received from the other party (or the Confidential Information pertaining to the terminated License), retaining only one copy of written or electronic Confidential Information for archival purposes.

     10.8 [ * ].

                         ARTICLE 11 - INDEMNIFICATION
                         ----------------------------

     11.1 NEUTROGENA shall defend, indemnify and hold PROCYTE, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third party claims or

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                                       28
suits or demands based on bodily injury or property damage resulting from the clinical testing, manufacture, use or sale of Licensed Product by NEUTROGENA or its sublicensees or the exercise of its license rights hereunder, except for claims, suits or demands arising from the supply of Metal-Peptide Compositions by PROCYTE under the Supply Agreement.

     11.2 Each party ("Indemnifying Party") shall defend, indemnify and hold the other party and its directors, officers and employees, harmless from and against any and all claims, suits, and demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of or resulting from the inaccuracy of any representation or the breach by the Indemnifying Party of any warranty, covenant or agreement contained in this Agreement.

     11.3 In the event that any party hereunder seeks indemnification under this
Article 11, such party shall: (a) promptly inform the indemnifying party of any claim, suit or demand threatened or filed, (b) permit the indemnifying party to assume direction and control of the defense of claims resulting therefrom (including the right to settle such claims at the sole discretion of the indemnifying party), and (c) cooperate as requested (at the expense of the indemnifying party) in the defense of such claims.

     11.4 An indemnifying party's (including sublicensees) obligations under this Article 11 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses arising from the indemnified party's failure to comply with the terms and conditions of this Agreement or arising from the negligence or willful misconduct of the indemnified party, its agents or employees.

                  ARTICLE 12- NEUTROGENA OPTION TO NEGOTIATE
                  ------------------------------------------

     12.1 PROCYTE hereby grants to NEUTROGENA, for a period beginning upon the Effective Date and continuing [ * ] (the "Right Period"), a right of first negotiation with respect to any type of transactions not involving an Affiliate relating to the licensing, sale, or assignment of PROCYTE patents or patent applications relating to the use of compositions or compounds containing a metal, other than copper, and a peptide in the Field [ * ] (hereinafter "New Technology License"). PROCYTE shall not negotiate, consummate or agree to consummate a New Technology License with any party other than an Affiliate without first giving written notice thereof to NEUTROGENA (the "Notice") specifying the compositions/compounds. In the event that NEUTROGENA notifies PROCYTE of its intention to enter into negotiations for the New Technology License within [ * ] of its receipt of the Notice (the "Reply"), PROCYTE and NEUTROGENA agree to negotiate the terms of the New Technology License in good faith for a period not to exceed [ * ] after the date of such Reply (the "Negotiation Period"). In the event that (i) NEUTROGENA fails to elect to exercise this right of first negotiation within the above [ * ] period following such Notice or (ii) following expiration of such [ * ] period, in the event that NEUTROGENA and PROCYTE have not entered into a definitive, written agreement such New Technology License, then PROCYTE may enter into an agreement with respect to the New Technology License with any third party within the next succeeding [ * ]. Following the expiration of such [ * ] period, in the event that PROCYTE has not entered into a definitive, written agreement regarding such New Technology License, and until the expiration

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

of the Right Period, the New Technology License shall be subject to this right of first negotiation.

     12.2 Until the termination of the Right Period or, in the event that a Notice is given, the failure of NEUTROGENA to give a timely Reply or the termination of the Negotiation Period, PROCYTE shall not negotiate, license, sell, assign or otherwise transfer to any third party that is not an Affiliate any right, title and interest in its patents or patent applications necessary to consummate the New Technology License or to enable the parties to conduct the transactions contemplated thereby. The parties hereby acknowledge and agree that neither NEUTROGENA nor PROCYTE shall have an obligation to enter into a definitive agreement concerning the New Technology License.

                          ARTICLE 13 - MISCELLANEOUS
                          --------------------------

     13.1 Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in Denver,

Colorado and in rendering the award the arbitrator must apply the substantive law of New York (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS' FEES OR COSTS.

     13.2 Any delays in or failures of performance by a party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

     13.3 This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party; provided, however, that NEUTROGENA and PROCYTE each shall have the right to assign this Agreement to any successor of all or substantially all of its business to which this Agreement relates without such prior written consent. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void.

     13.4 The waiver by a party, whether express or implied, of any provisions of this Agreement, or of any breach or default of a party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.

     13.5 All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of New York, U.S.A., without regard to its choice or conflict of law principles.

     13.6 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement, and in particular, the provision to be replaced.

     13.7 PROCYTE and NEUTROGENA are independent contractors and shall not be deemed to be partners, joint venturers or each other's agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.

     13.8 NEUTROGENA shall have the right to promote and sell Licensed Product under trademarks selected by NEUTROGENA, which trademarks shall be and remain the property of NEUTROGENA. Nothing herein shall be deemed to give PROCYTE, either during the term of this Agreement or thereafter, any right to NEUTROGENA trademarks or their use.

     13.9 It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and the schedules attached hereto (i) constitutes the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral relating to the subject matter hereof. The parties hereto may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by written agreement of all parties hereto.

     13.10 All communications, reports, payments and notices required by this Agreement shall be addressed to the partie(s) at their respective address(s) set forth below or to such other address as requested by a party by notice in writing to the other parties.


          If to PROCYTE:    ProCyte Corporation
                            Attention: President
                            8511-154th Avenue N.E.
                            Redmond, Washington 98052

          If to NEUTROGENA: Neutrogena Corporation
                            Attention: President
                            5760 West 96th Street
                            Los Angeles, CA 90045-5544


          With a copy to:   Chief Patent Counsel
                            Johnson & Johnson
                            One Johnson & Johnson Plaza
                            New Brunswick, New Jersey 08933

     All such notices, reports, payments and communications shall be made by First Class mail, postage prepaid, and shall be considered made as of the date of deposit with the United States Post Office.

     13.11 NEUTROGENA shall cause all Licensed Products to be marked with the applicable PROCYTE Patent Rights in accordance with applicable patent laws.

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.


PROCYTE CORPORATION                       NEUTROGENA CORPORATION


By: /s/ John F. Clifford                  By: /s/ Michael E. Macnamara
   -----------------------                   --------------------------
     John F. Clifford                           Michael E. McNamara
     President & CEO                            President


Date:  April 19, 2000                     Date:  April 19, 2000
     ---------------------                     ------------------------

                                  SCHEDULE A
                                  ----------


                             PROCYTE PATENT RIGHTS
                             ---------------------

UNITED STATES PATENTS

     U.S. Patent No. 5,348,943  issued on September 20, 1994

     U.S. Patent No. 5,135,913 issued on August 4, 1992.

     U.S. Patent No. 5,550,183  issued on August 27, 1996

     U.S. Patent No. 5,120,831 issued on June 9, 1992


INTERNATIONAL PATENTS

     European Patent No. 420, 914 issued on March 9, 1994 in Germany, France, United Kingdom, and Italy.

     Australian Patent No. 633,005 issued on May 14, 1993.

     Australian Patent No. 652,136 issued on December 6, 1994.

     Canadian Patent No. 1,335,568 issued on May 16, 1995.

     European Patent No. 500,745 issued on June 17, 1998 in Germany, France, United Kingdom, and Italy

     Korea Patent No. 195,550 issued on February 12, 1999

     Taiwanese Patent No. NI 58,330 issued on January 4, 1993

     Mexican Patent No. 170,285 issued on August 13, 1993

     Japanese Patent No. 2,951,345 issued on July 9, 1999


INTERNATIONAL PATENT APPLICATIONS

[ * ]

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                                  SCHEDULE B
                                  ----------

               CONFIDENTIALITY AGREEMENT DATED NOVEMBER 16, 1998
               -------------------------------------------------

                                     [ * ]



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                                  SCHEDULE C
                                  ----------

                TEXT OF PROCYTE ANNOUNCEMENT OF THIS AGREEMENT
                ----------------------------------------------

                 PROCYTE IN LICENSE AGREEMENT WITH NEUTROGENA
                 --------------------------------------------

          Deal Introduces ProCyte's Copper Peptide Technology to the
                           Worldwide Consumer Market

REDMOND, WA--April __, 2000 -- ProCyte Corporation (OTC BB: PRCY), a leading skin care and tissue repair company, today announced a long term worldwide license agreement with Neutrogena, a Johnson & Johnson company, for worldwide use of its patented Copper Peptide Complexes in products for skin health. The agreement provides ProCyte with milestone and royalty payments and includes certain minimum payment levels.

     The retail market for skin care products, including the food, drug and mass market channels, was in excess of $3.5 Billion in the United States in 1999. It is a rapidly growing market segment, as the aging baby boomer population demands products that prolong and improve the quality of life. Clinical studies indicate that the products sold by ProCyte in the medical marketplace significantly improve skin tone and have high consumer appeal.

     "We are excited to be able to make our proven Copper Peptide technology available to a broader market base" said Jack Clifford, ProCyte Chairman and CEO. "ProCyte has established a growing position in the medical marketplace, where demand for our Copper Peptide therapeutic and anti-aging products has risen dramatically since their launch less than two years ago."

     Neutrogena Corporation manufactures, develops and internationally markets premium skin and hair care products.

About ProCyte:

     ProCyte Corporation is a healthcare products company that develops, manufactures, and markets products for tissue repair, skin health and hair care. ProCyte's product portfolio includes comprehensive skin care lines for therapeutic care, anti-aging products and products for thinning hair. The Company's products incorporate its patented copper peptide technology and are marketed both directly and through distribution partners.

     This report may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. This report should be read in conjunction with the Company's annual report on Form 10-K and it's quarterly reports on Form 10-
Q. The Company's results may vary significantly from quarter to quarter and will depend, among other factors, on product launches and market acceptance, manufacturing contracts, and distribution agreements.

                                  SCHEDULE D
                                  ----------

          TERMS OF PURCHASE AND SUPPLY OF METAL-PEPTIDE COMPOSITIONS
          ----------------------------------------------------------

     PROCYTE and NEUTROGENA have entered into a License Agreement of which this is an attached schedule. The following terms are intended to provide guidance to the parties in drafting a definitive Supply Agreement. The parties shall only be bound upon execution of such definitive Supply Agreement to be duly negotiated in good faith by the parties. Terms used in this Schedule D not otherwise defined shall have the meaning set forth in the License Agreement.

     PROCYTE shall sell and supply to NEUTROGENA, and NEUTROGENA shall purchase from PROCYTE, Metal-Peptide Compositions ("MPC") in the following quantities and pursuant to the following terms:

1.   Blanket Orders

     1.1  Timing and Quantities

NEUTROGENA shall place blanket orders for MPC with PROCYTE by the following dates and in the following quantities:

          (a) Concurrently with the execution of the Supply Agreement, [ * ] to be delivered by [ * ];

          (b) By [ * ], [ * ] to be delivered by the dates specified by NEUTROGENA during the year 2001 through the use of purchase orders;

          (c) By [ * ] of each year during the period from [ * ] through [ * ], at least [ * ] unless reduced pursuant to paragraph 4 below, to be delivered by the dates specified by

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NEUTROGENA during the year following the year in which each order is placed through the use of purchase orders. It is contemplated by the parties that if NEUTROGENA's needs should substantially exceed [ * ] amounts produced in accordance with this schedule then the schedule may be adjusted, by the mutual agreement of the parties, for more frequent production of NEUTROGENA's requirements as specified in forecasts provided in accordance with paragraph 4 below.

     1.2  Deposit

     [ * ].

2.   Price

     PROCYTE shall sell MPC to NEUTROGENA for an amount not to exceed [ * ] F.O.B. PROCYTE's plant, Redmond, Washington, plus all applicable taxes and any reasonable and customary freight charges actually paid by PROCYTE incident to shipment. NEUTROGENA shall pay PROCYTE an amount equal to [ * ] PROCYTE shall notify NEUTROGENA by [ * ] of each calendar year of (a) PROCYTE's projected Actual Cost at various manufacturing quantities for the following year ("Projected Cost") and (b) PROCYTE's Actual Cost for the preceding year. The purchase price for MPC purchased in the preceding year shall be reduced to the extent the Actual Cost for the preceding year was less than the Projected Cost for such year or increased to the extent that Actual Cost for the preceding year exceeded the Projected Cost for such year. NEUTROGENA shall have the right to have the Actual Cost audited by a mutually acceptable accounting firm. If the audit results in an adjustment in favor of NEUTROGENA that is in excess of [ * ], then PROCYTE shall pay the fees of the auditor.

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3.   Payment

     PROCYTE shall invoice NEUTROGENA at the time of shipment. NEUTROGENA shall pay all such invoices within [ * ] of its receipt of MPC and the invoice after deducting [ * ]. All validly invoiced amounts which are not paid when due shall bear interest at the rate of [ * ] until paid in full. In the event NEUTROGENA fails to pay any validly invoiced amount [ * ] days of its due date, PROCYTE shall have the right to withhold future shipments of any MPC until such time as such invoiced amount and interest are paid by NEUTROGENA.

4.   Meeting Forecasts

     NEUTROGENA shall provide to PROCYTE forecasts of its MPC requirements in accordance with NEUTROGENA's standard supply policies and practices. NEUTROGENA shall provide training to PROCYTE regarding its supply policies and practices.

     PROCYTE shall supply NEUTROGENA with MPC according to NEUTROGENA's forecasts and up to an additional [ * ] of each respective quantity set forth in Sections 1.1 (b) and (c) above. To the extent NEUTROGENA's forecasted needs exceed the quantities set forth in Sections 1.1 (b) and (c) and the previously submitted forecasts by more than an additional [ * ] then PROCYTE shall use commercially reasonable efforts, and negotiate in good faith with NEUTROGENA, to supply such additional MPC to NEUTROGENA. NEUTROGENA shall provide PROCYTE with valid purchase orders and deposits for such additional quantities. PROCYTE shall have [ * ] to accept any such orders for additional quantities and inform NEUTROGENA if the additional MPC can be supplied by NEUTROGENA's requested delivery dates.

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PROCYTE shall deliver such additional quantities to NEUTROGENA within [ * ] of its acceptance of any such purchase order for additional quantities. In the event NEUTROGENA desires to reduce the amount of MPC it purchases pursuant to
Section 1.1 (c) above, NEUTROGENA shall give PROCYTE written notice no later than [ * ] prior to the date NEUTROGENA is obligated to place an order under
Section 1.1 (c). If NEUTROGENA gives such valid notice, NEUTROGENA may reduce its order to a quantity not less than [ * ] of the quantity it is then obligated to order under Section 1.1 (c).

5.   Quality

     [ * ]

6.   Failure to Supply

     The parties contemplate that, to assure consistent supply to NEUTROGENA, appropriate safeguards (including incentives and penalties) will be a necessary component of any supply agreement between the parties.

     In addition to such safeguards the parties contemplate that alternate supply arrangements and mechanisms for implementing such arrangements need to be included in any supply agreement. The following represents a starting point for describing such a mechanism for seeking alternative supply. If, PROCYTE (a) fails to meet the delivery dates specified in paragraph 1.1 above without giving NEUTROGENA [ * ] advance written notice of delivery delay, or (b) fails to meet the delivery dates specified in paragraph 1.1 above by [ * ] or (c) fails to meet the specifications for the MPC, NEUTROGENA may request PROCYTE to make alternative arrangements for manufacturing the MPC. PROCYTE shall participate in the selection of the manufacturer to be hired in this connection but NEUTROGENA shall have final approval of PROCYTE's manufacturing choice. PROCYTE shall cooperate with

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NEUTROGENA in securing such alternate manufacturing arrangements. In the event that within [ * ] of making such alternative arrangements at the request of NEUTROGENA, PROCYTE again fails to meet the delivery dates or specifications for the MPC, NEUTROGENA may request that PROCYTE license and provide all know-how owned by PROCYTE that is in transferable form to a third party manufacturer selected by NEUTROGENA to produce the MPC. Such license shall specify measures to protect PROCYTE's trade secrets or other proprietary information through the use of generally accepted methods satisfactory to PROCYTE. NEUTROGENA shall make arrangements for PROCYTE to work directly with such manufacturer in order to protect PROCYTE's trade secrets and other proprietary information. NEUTROGENA, if necessary, shall retain PROCYTE to provide quality control services (at NEUTROGENA's expense) with respect to such manufacturing. The expense of such quality control services shall not exceed [ * ] of the cost of manufacturing the MPC. No additional licensing fees shall be attributable to the license of such manufacturing alternative. NEUTROGENA shall no longer be obligated to purchase MPC from PROCYTE at such time. Notwithstanding anything in this Paragraph 6, neither events of force majeure [ * ] nor events caused by NEUTROGENA shall constitute occasions that trigger the requirement to make the alternative arrangements stated in this Paragraph 6.

7.   Term

     These terms of Purchase and Supply shall continue for a period of [ * ] and may renewed for [ * ] period upon mutual agreement in writing [ * ] thereafter as it relates to extensions. Following the termination or expiration of the Supply Agreement, NEUTROGENA shall have the right to make and have made MPC.

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